Filed Pursuant to Rule 424(b)(2)
Registration No. 333-167507

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	Registered	Unit	Price	Registration Fee (1)
5.00% Senior Notes due 2020	$375,000,000	99.465%	$372,993,750	$26,737.50

(1)	The filing fee of $26,737.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated June 15, 2010)
$375,000,000
Pall Corporation

5.00% Senior Notes due 2020

We are offering $375,000,000 aggregate principal amount of our 5.00% Senior Notes due 2020 (the “notes”). We will pay interest on these notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2010. The notes will mature on June 15, 2020.

The notes may be redeemed at our option, at any time in whole or from time to time in part, as described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” If we experience a change in control triggering event, we may be required to offer to purchase the notes from holders.

The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-5 and similar sections in our filings with the Securities and Exchange Commission incorporated by reference herein before investing in any of the notes offered hereby.

	Per Note	Total

Public offering price (1)	99.465%	$372,993,750
Underwriting discount	0.650%	$2,437,500
Proceeds, before expenses, to us (1)	98.815%	$370,556,250

(1) Plus accrued interest, if any, from June 18, 2010, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about June 18, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

HSBC Securities (USA)	Wells Fargo Securities

Daiwa Capital Markets America	Mitsubishi UFJ Securities (USA)

ANZ Securities	Banca IMI	BNP PARIBAS	COMMERZBANK	ING

The date of this prospectus supplement is June 15, 2010.

Prospectus Supplement

Prospectus

About This Prospectus	ii
Cautionary Statement Concerning Forward-Looking Statements	iii
The Company	1
Risk Factors	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Description of Debt Securities	3
Plan of Distribution	10
Legal Matters	11
Experts	11
Where You Can Find More Information	12
Incorporation by Reference	13

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

s-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the debt securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes.

If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us” and “our” refer to Pall Corporation and its subsidiaries.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus some of the information included in the registration statement. You may read and copy the registration statement, including the exhibits thereto, and any periodic reports and other information referred to above on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov and may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

s-ii

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	Our annual report on Form 10-K for the fiscal year ended July 31, 2009, filed with the SEC on September 29, 2009;

•	Our Definitive Proxy Statement filed on October 9, 2009 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended July 31, 2009);

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2009, filed with the SEC on December 10, 2009, January 31, 2010, filed with the SEC on March 12, 2010, and April 30, 2010, filed with the SEC on June 9, 2010; and

•	Our current reports on Form 8-K filed with the SEC on September 25, 2009, October 7, 2009, November 23, 2009, April 29, 2010 and May 13, 2010.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement to the end of the offering. These documents include our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished on Form 8-K pursuant to Item 2.02 or 7.01 of Form 8-K) that are identified in those forms as being incorporated into this prospectus supplement and that are filed after the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of these filings through the Company as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at: Pall Corporation, 25 Harbor Park Drive, Port Washington, New York 11050, Attention: Investor Relations (Telephone: (516) 484-3600).

s-iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus (including the information incorporated by reference in this prospectus supplement and the accompanying prospectus) and any free writing prospectus with respect to this offering filed by us with the SEC contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential” and similar expressions. They are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors and speak only as of the date on which they are made. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements, and we do not assume any obligation to update them, whether as a result of new information, future developments, or otherwise. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus supplement, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended July 31, 2009, and the other reports that we file with the SEC.

Risks and uncertainties that could materially affect future results include:

•	the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements;

•	our ability to successfully complete our business improvement initiatives, which include integrating and upgrading our information systems, and the effect of a serious disruption in our information systems;

•	the impact of legislative, regulatory and political developments globally and the impact of the uncertain global economic environment and the timing and strength of a recovery in the markets and regions we serve, and the extent to which adverse economic conditions may affect our sales volume and results;

•	demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices, as well as delays or cancellations in shipments;

•	volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us;

•	changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business;

•	increase in costs of manufacturing and operating costs;

•	our ability to obtain regulatory approval or market acceptance of new technologies, enforce patents and protect proprietary products and manufacturing techniques;

•	fluctuations in our effective tax rate;

s-iv

•	our ability to successfully complete or integrate any acquisitions;

•	the impact of pricing and other actions by competitors; and

•	our ability to achieve the savings anticipated from cost reduction and gross margin improvement initiatives.

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or any free writing prospectus with respect to this offering filed by us with the SEC speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

s-v

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our notes. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

Pall Corporation

We are a Fortune 1000 company headquartered in Port Washington, New York. We are a leading supplier of filtration, separation and purification technologies, principally made by us using our engineering capability and fluid management expertise, proprietary filter media, and other fluid clarification and separations equipment for the removal of solid, liquid and gaseous contaminants from a wide variety of liquids and gases.

We serve customers through two business groups globally: Life Sciences and Industrial. The Life Sciences business group is focused on developing, manufacturing and selling products to customers in the Medical and BioPharmaceuticals markets. The Industrial business group is focused on developing, manufacturing and selling products to customers in the Aerospace & Transportation, Microelectronics and Energy, Water & Process Technologies markets. These business groups are supported by shared and corporate services groups that facilitate our corporate governance and business activities globally and a core portfolio of intellectual property that underlies the products sold by the business groups.

We are a New York corporation. Our principal executive offices are located at 25 Harbor Park Drive, Port Washington, New York 11050 and our telephone number is (516) 484-3600. Our website is www.pall.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Pall Corporation.

Notes Offered	$375,000,000 aggregate principal amount of 5.00% Senior Notes due 2020.

Maturity	The notes will mature on June 15, 2020.

Interest Rate	The notes will bear interest at a rate of 5.00% per year.

Interest Payment Dates	The interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2010.

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; or

•    the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement) plus 30 basis points.

We will also pay the accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Offer to Repurchase Upon Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement) with respect to the notes, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount of the notes repurchased plus accrued and unpaid interest, if any, as described more fully under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Ranking	The notes will be our senior unsecured indebtedness and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Certain Covenants	We and our subsidiaries will be limited in our and their ability to do the following:

• incur secured indebtedness;

• enter into certain sale and leaseback transactions; and

• enter into certain mergers, consolidations and sales of substantially all of our assets.

The above restrictions are subject to significant exceptions. See “Description of Debt Securities—Merger” in the accompanying prospectus and “Description of the Notes—Limitation on Liens” and “Description of the Notes—Limitation on Sale and Leaseback Transactions” in this prospectus supplement.

Use of Proceeds	We will use the net proceeds from the sale of the notes, which will be approximately $370 million, after deducting underwriting discounts and our offering expenses, principally to redeem our 6% Senior Notes due 2012. We intend to use any remaining net proceeds for general corporate purposes.

Pending the redemption of the 6% Senior Notes due 2012, we may also use the net proceeds to repay borrowings under our Credit Agreement, dated as of June 21, 2006, with JPMorgan Chase Bank, N.A. and the other lenders party thereto, which amounts may be subsequently redrawn by us in connection with such redemption or otherwise. See “Use of Proceeds.”

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V., as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issues	We may, without the consent of the holders, “re-open” the notes and, subject to certain tax limitations, issue additional notes on terms identical in all respects to the outstanding notes offered by this prospectus supplement (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), as described under “Description of the Notes—General.” These additional notes, together with the notes offered by this prospectus supplement, shall form a single series with and increase the aggregate principal amount of the series.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the risk factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” beginning on page s-iv of this prospectus supplement before deciding whether to invest in the notes.

Governing Law	New York.

Trustee	The Bank of New York Mellon.

Conflicts of Interest

Certain of the underwriters and/or their affiliates are lenders under the Credit Agreement and may receive a portion of the net proceeds from this offering if such proceeds are applied to repay such borrowings. Consequently, this offering will be made in compliance with the requirements of Rule 2720 of the Conduct Rules of the NASD as administered by FINRA. See “Underwriting (Conflicts of Interest).”

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial and other data for the periods and at the dates indicated. The summary consolidated financial data as of and for each of the years in the three-year period ended July 31, 2009 have been derived from our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended July 31, 2009, which is incorporated by reference herein. The historical financial data as of and for each of the nine months ended April 30, 2010 and April 30, 2009 have been derived from our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2010, which is incorporated by reference herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	Nine Months Ended April 30,		Fiscal Year Ended July 31,
	2010	2009	2009	2008	2007
	(unaudited)
	(in thousands, except per share data)

Statement of Earnings Data:
Net sales	$1,723,322	$1,677,201	$2,329,158	$2,571,645	$2,249,905
Cost of sales	855,307	877,231	1,228,468	1,360,810	1,190,549

Gross profit	868,015	799,970	1,100,690	1,210,835	1,059,356
Selling, general and administrative expenses	550,973	516,337	699,832	749,519	675,005
Research and development	54,874	52,570	71,213	71,647	62,414
Restructuring and other charges, net	6,659	25,291	30,723	31,538	22,352
Interest expense, net	6,342	22,555	28,136	32,576	39,056

Earnings before income taxes	249,167	183,217	270,786	325,555	260,529
Provision for income taxes	62,874	57,097	75,167	108,276	133,032

Net earnings	$186,293	$126,120	$195,619	$217,279	$127,497

Earnings per share:
Basic	$1.58	$1.06	$1.65	$1.77	$1.04
Diluted	$1.56	$1.05	$1.64	$1.76	$1.02
Average shares outstanding:
Basic	117,713	118,753	118,631	122,445	123,115
Diluted	119,107	119,689	119,571	123,686	124,393

	As of	As of
	April 30,	July 31,
	2010	2009
	(unaudited)
	(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$483,884	$414,011
Total assets	2,889,282	2,840,812
Total long-term debt, including current portion	687,974	675,098
Total stockholders’ equity	1,222,963	1,114,598
Total liabilities and stockholders’ equity	2,889,282	2,840,812

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” provided in this prospectus supplement beginning on page s-iv, the risks described under “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the foregoing risks relating to us, the following are additional risks relating to an investment in the notes.

The notes are effectively subordinated to our secured debt and the existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. As of April 30, 2010, we had approximately $728.0 million of total indebtedness outstanding on a consolidated basis, all of which would rank equal in right of payment to the notes. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. We do not currently have any material secured obligations.

Our subsidiaries are separate and distinct legal entities from us. The notes are obligations exclusively of Pall Corporation and are not guaranteed by our subsidiaries, which have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. As of April 30, 2010, our consolidated subsidiaries had approximately $57.2 million of debt outstanding. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” (as defined in “Description of the Notes—Offer to Repurchase upon Change of Control Triggering Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. Although certain of the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes—Offer to Repurchase upon Change of Control Triggering Event”), there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Offer to Purchase upon Change of Control Triggering Event.”

USE OF PROCEEDS

We estimate the net proceeds from the offering of the notes will be approximately $370 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering principally to redeem our 6% Senior Notes due 2012 (the “2012 Notes”). Currently, there is $280 million aggregate principal amount of the 2012 Notes outstanding. The 2012 Notes mature on August 1, 2012 and were issued in August 2002 pursuant to an Indenture, dated as of August 1, 2002, by and among the Company, the guarantors named therein and the Bank of New York as Trustee. We intend to use any remaining net proceeds for general corporate purposes.

Pending the redemption of the 2012 Notes, we may also use the net proceeds to repay borrowings under our Credit Agreement, dated as of June 21, 2006, with JPMorgan Chase Bank, N.A. and the other lenders party thereto, which amounts may be subsequently redrawn by us in connection with such redemption or otherwise. As of April 30, 2010, borrowings under the Credit Agreement aggregated $295 million and bore interest at a blended rate of 0.5738% per annum.

Certain of the underwriters and/or their affiliates are lenders under the Credit Agreement and may receive a portion of the net proceeds from this offering if such proceeds are applied to repay such borrowings. Consequently, this offering will be made in compliance with the requirements of Rule 2720 of the Conduct Rules of the NASD as administered by FINRA. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt and other obligations and capitalization as of April 30, 2010:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the receipt and application of the $370 million estimated net proceeds from this offering to redeem the 2012 Notes, including the payment of an aggregate redemption premium of approximately $29 million in accordance with the terms of the 2012 Notes. See “Use of Proceeds.”

You should read the data set forth in the table below in conjunction with our historical consolidated financial statements, including the related notes, which are incorporated by reference herein.

	As of April 30, 2010
	Actual	As Adjusted
	(in thousands, except per share data)

Cash and cash equivalents	$483,884	$544,884 (1)

5.00% Senior Notes due 2020 offered hereby	—	375,000
Notes payable	40,113	40,113
Current portion of long-term debt	1,999	1,999
Long-term debt, net of current portion	685,975	405,975

Total debt	728,087	823,087
Common stock (par value $0.10 per share; 500,000 shares authorized; 127,958 shares issued)	12,796	12,796
Capital in excess of par value	215,123	215,123
Retained earnings	1,360,136	1,339,136 (2)
Treasury stock, at cost (10,940 shares)	(355,165)	(355,165)
Stock option loans	(228)	(228)
Accumulated other comprehensive loss, net of tax	(9,699)	(9,699)

Total stockholders’ equity (3)	1,222,963	1,201,963

Total capitalization	$1,951,050	$2,025,050

(1)	Reflects the net proceeds from the offering of the notes, less $309 million applied to redeem the 2012 Notes, including the related redemption premium.

(2)	Reflects an estimated $21 million of after-tax charges relating to the redemption of the 2012 Notes.

(3)	The number of shares of our common stock presented in this prospectus supplement excludes, as of April 30, 2010, a total of 12,374 shares, including 6,191 shares reserved for issuance upon exercise of outstanding options, restricted stock units and restricted units under our stock compensation plans and 6,183 shares reserved for future issuance under our stock compensation plans.

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of the notes being offered. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. Wherever particular articles, sections or defined terms of the indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The notes will constitute a series of securities under the indenture referred to below and will be issued only in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The notes will mature on the date set forth below. The accompanying prospectus describes additional provisions of the notes and of the indenture, dated as of June 15, 2010, between us and The Bank of New York Mellon, as trustee, under which we will issue the notes. There is no limit on the aggregate principal amount of notes that we may issue under the indenture. Subject to certain tax limitations, we reserve the right, from time to time and without the consent of any holders of the notes, to re-open such series of notes on terms identical in all respects to the outstanding notes of such series (except the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes shall be consolidated with, form a single series with and increase the aggregate principal amount of the notes of such series.

The notes will mature on June 15, 2020. The notes will bear interest at 5.00%. We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2010, to the record holders at the close of business on the preceding June 1 or December 1 (whether or not a business day). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Ranking

The notes will be our senior unsecured indebtedness and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Optional Redemption

We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus 30 basis points.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and J.P. Morgan Securities Inc., and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Redemption” by giving irrevocable notice to the trustee in accordance with the indenture, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due and owing on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes to their addresses as set forth in the register, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

We must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our outstanding Voting Stock;

(3) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

(5) the adoption by our shareholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

(1) was a member of our board of directors on the date of the issuance of the notes; or

(2) was nominated for election or elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency; provided that we shall give notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) may be uncertain.

Certain Restrictive Covenants

Limitation on Liens

We may not, and may not permit our Domestic Restricted Subsidiaries to, incur, issue, assume or guarantee any debt that is secured by a mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance (collectively, “Mortgages”) on any of our Principal Properties or any shares of stock or indebtedness of any Domestic Restricted Subsidiary, without first effectively providing that the notes will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured debt, for so long as such secured debt remains so secured.

This limitation on the incurrence, issuance, assumption or guarantee of any debt secured by a Mortgage will not apply to, and there will be excluded from any secured debt in any computation under this covenant, debt secured by:

•	Mortgages existing on the date hereof;

•	Mortgages on property of, or on any shares of stock or indebtedness of, any entity existing at the time the entity is merged into or consolidated with us or becomes a Domestic Restricted Subsidiary;

•	Mortgages in favor of us or any of our Domestic Restricted Subsidiaries;

•	Mortgages on property or on shares of stock or indebtedness existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization; or to secure the payment of all or any part of the purchase price thereof or the cost of construction, repair, alterations or development thereon; or to secure any debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon; provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

•	Mortgages in favor of the United States, any state thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

•	Mortgages required by any contract or statute in order to permit us or any of our Domestic Restricted Subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, or in favor of any other country or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

•	any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing our, or our Domestic Restricted Subsidiaries, debt or secured debt, the net proceeds of which are used, substantially concurrently with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding notes in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding notes, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by us or any of our Domestic Restricted Subsidiaries in connection therewith;

•	easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of our business or the business of our subsidiaries;

•	Mortgages for taxes, assessments or other governmental charges or levies which are not yet due and payable;

•	any attachment or judgment Mortgage, unless the attachment or judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any stay;

•	statutory Mortgages of landlords and Mortgages of carriers, warehousemen, mechanics, materialmen and other similar Mortgages, in each case, incurred in the ordinary course of business for sums not yet due and payable;

•	Mortgages (other than any Mortgages imposed by the Employee Retirement Income Security Act) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

•	bankers’ liens or set-off rights of depositary banks or securities intermediaries arising in the ordinary course of business; and

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in this provision, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or indebtedness that secured the Mortgage so extended, renewed or replaced.

Notwithstanding anything mentioned above, we and any one or more of our Domestic Restricted Subsidiaries may incur, issue, assume or guarantee debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the debt secured by the Mortgages, together with the total discounted net amount of rent required to be paid during the remaining term of any lease relating to sale and leaseback transactions pursuant to the “—Limitation on Sale and Leaseback Transactions” covenant below, does not at any time exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Domestic Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless: (i) we or such Domestic Restricted Subsidiary would be entitled under the indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described under “—Limitation on Liens” or (ii) within 180 days, an amount in cash equal to such Attributable Debt is applied to (a) the retirement of Funded Debt (debt that matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such Debt) ranking pari passu with the notes, (b) the retirement of the notes or (c) the purchase, construction, development, expansion or improvement of other comparable property, which amount shall not be less than the greater of the net proceeds of the sale of the Principal Property leased pursuant to the arrangement or the fair market value of the Principal Property so leased.

The restrictions described above do not apply to the following: (i) a sale and leaseback transaction between us and a Domestic Restricted Subsidiary or between Domestic Restricted Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or (ii) if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the total discounted net amount of rent required to be paid during the remaining term of any lease relating to sale and leaseback transactions (other than transactions permitted by the previous bullet points), plus all outstanding secured debt pursuant to the “—Limitation on Liens” covenant above, does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

•	“Consolidated Net Tangible Assets” means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of us and our consolidated Subsidiaries, less applicable reserves but including investments in non-consolidated entities, after deducting therefrom: (i) all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding deferred income taxes; and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on our consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States.

•	“Domestic Restricted Subsidiary” means (i) any Subsidiary which owns or leases, directly or indirectly, a Principal Property; and (ii) any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Domestic Restricted Subsidiary; except that a Domestic Restricted Subsidiary shall not include any Subsidiary (a) engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company, or (b) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States or that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States.

•	“Principal Property” means each manufacturing or processing plant or facility of ours or any of our Domestic Restricted Subsidiaries whether owned or leased on the date of the indenture or thereafter acquired, other than any property that either (i) has a gross book value of less than 1% of Consolidated Net Tangible Assets or (ii) in the good faith opinion of our board of directors, is not materially important to our business or to that of our Subsidiaries.

•	“Subsidiary” means, as to any person, any corporation, association or other business entity in which such person or one or more of its subsidiaries or such person and one or more of its subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such person or one or more of its subsidiaries or such person and one or more of its subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such person or one or more of its subsidiaries).

Defeasance

The provisions of the indenture relating to defeasance, which are described under the caption “Description of the Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the notes.

Book-Entry; Delivery and Form

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking, société anonyme (“Clearstream”). We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You, as the beneficial owner of notes, will not receive certificates representing ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture relating to the notes. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have notes registered in your name, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information and neither we nor the underwriters take any responsibility for its accuracy:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of certain United States federal tax considerations relating to the purchase, ownership and disposition of notes to holders who purchase notes at their original offering price and hold the notes as capital assets. Except as provided below, this discussion applies only to (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income tax regardless of its source or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996 and was treated as a domestic trust on that date (referred to as a “U.S. holder”). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations (including proposed Treasury Department regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of United States federal taxation that may be relevant to a holder in light of its particular circumstances, or to holders subject to special tax rules such as (1) banks, regulated investment companies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding notes as part of a straddle, hedge, conversion or other integrated transaction, (3) persons who mark their securities to market for United States federal income tax purposes or U.S. holders whose functional currency is not the U.S. dollar, (4) United States expatriates or (5) persons subject to alternative minimum taxes. This discussion also does not address state, local or foreign taxes. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of notes in light of their own circumstances.

Interest Income and Original Issue Discount

The notes will not be issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount rules, so that U.S. holders will generally be taxed on the stated interest on the notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder’s adjusted tax basis in the note. Any gain or loss so recognized will generally be capital gain or loss and be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to individual holders. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

As used herein, a “non-U.S. holder” means any holder that is not a U.S. holder. Under current United States federal income and estate tax law:

(a) payment on a note by us or any paying agent to a holder that is a non-U.S. holder will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, (i) the holder does not actually or constructively own ten percent or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership and (ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a United States person (as defined in the Code) in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is not a United States person);

(b) a holder of a note that is a non-U.S. holder will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of the note, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States; and

(c) a note will not be subject to United States federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own ten percent or more of the combined voting power of all classes of our stock and, at the time of such holder’s death, payments of interest on such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the notes and the proceeds received from the sale or other disposition of notes may be subject to information reporting and may also be subject to United States federal backup withholding at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld may be allowed as a credit against the holder’s United States federal income tax liability, provided that the required information is furnished to the IRS.

Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. A non-U.S. holder may have to comply with certification procedures to establish that such holder is not a U.S. holder in order to avoid information reporting and backup withholding.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal
Underwriter	amount of notes

Banc of America Securities LLC	$140,625,000
J.P. Morgan Securities Inc.	$110,625,000
HSBC Securities (USA), Inc.	$37,500,000
Wells Fargo Securities, LLC	$37,500,000
Daiwa Capital Markets America Inc.	$15,000,000
Mitsubishi UFJ Securities (USA), Inc.	$15,000,000
ANZ Securities, Inc.	$3,750,000
Banca IMI S.p.A.	$3,750,000
BNP Paribas Securities Corp.	$3,750,000
Commerz Markets LLC	$3,750,000
ING Financial Markets LLC	$3,750,000

Total	$375,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per note	0.650%
Total	$2,437,500

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $975,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

Conflicts of Interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In particular, affiliates of Banc of America Securities LLC and J.P. Morgan Securities Inc. are parties to and lenders under our Credit Agreement, dated as of June 21, 2006, with JPMorgan Chase Bank, N.A. and the other lenders party thereto. Our Credit Agreement was negotiated on an arms’ length basis and contains customary terms pursuant to which the lenders receive customary fees. Pending the redemption of the 2012 Notes, we may use the net proceeds from this offering to repay borrowings under our Credit Agreement, which amounts may subsequently be redrawn by us in connection with such redemption or otherwise. Accordingly, because more than 5% of the net proceeds from this offering could potentially be paid to affiliates of the underwriters, this offering will be made in compliance with the requirements of Rule 2720 of the Conduct Rules of the NASD as administered by FINRA. See “Use of Proceeds.”

LEGAL MATTERS

The validity of the notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and certain legal matters will be passed upon for us by Sandra Marino, our Senior Vice President, General Counsel & Corporate Secretary. As of June 15, 2010, Ms. Marino beneficially owned 525.59 shares of our common stock, 17,688 shares of our common stock obtainable through the exercise of vested options, 19,009 restricted stock units, 11,332 restricted units and unvested options to acquire an additional 67,466 shares of our common stock. Certain legal matters, including the validity of the notes, will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our annual report on Form 10-K, and the effectiveness of internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus supplement. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audit report covering the consolidated financial statements and the related financial statement schedule states that, effective August 1, 2008, the Company changed its method of accounting for fair value measurements due to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” effective August 1, 2007, the Company changed its method of accounting for uncertainty in income taxes due to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective July 31, 2007, the Company changed its method of accounting for pension and other postretirement benefits due to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” and effective August 1, 2006, the Company changed its method for quantifying errors based on Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.”

PROSPECTUS

PALL CORPORATION

Debt Securities

We may issue from time to time one or more series of debt securities. This prospectus describes some of the general terms that may apply to these debt securities. Each time debt securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the debt securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our debt securities involves risks. You should carefully consider the risk factors described under the heading “Risk Factors” beginning on page 1 of this prospectus, our reports filed with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2010

We are responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the debt securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. We may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities to be offered. The applicable prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

References in this prospectus to “the Company,” “we,” “us” or “our” refer to Pall Corporation and its subsidiaries, unless the context otherwise requires.

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference in this prospectus) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments are forward-looking statements. Forward-looking statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential” and similar expressions. They are based on management’s assumptions and assessments in the light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements, and we do not assume any obligation to update them. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the year ended July 31, 2009, and the other reports that we file with the SEC.

Risks and uncertainties that could materially affect future results include:

•	the effect of litigation and regulatory inquiries associated with the restatement of our prior period financial statements;

•	our ability to successfully complete our business improvement initiatives, which include integrating and upgrading our information systems, and the effect of a serious disruption in our information systems;

•	the impact of legislative, regulatory and political developments globally and the impact of the uncertain global economic environment and the timing and strength of a recovery in the markets and regions we serve, and the extent to which adverse economic conditions may affect our sales volume and results;

•	demand for our products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices, as well as delays or cancellations in shipments;

•	volatility in foreign currency exchange rates, interest rates and energy costs and other macro economic challenges currently affecting us;

•	changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business;

•	increase in costs of manufacturing and operating costs;

•	our ability to obtain regulatory approval or market acceptance of new technologies, enforce patents and protect proprietary products and manufacturing techniques;

•	fluctuations in our effective tax rate;

•	our ability to successfully complete or integrate any acquisitions;

•	the impact of pricing and other actions by competitors; and

•	our ability to achieve the savings anticipated from cost reduction and gross margin improvement initiatives.

iii

THE COMPANY

We are a Fortune 1000 company headquartered in Port Washington, New York. We are a leading supplier of filtration, separation and purification technologies, principally made by us using our engineering capability and fluid management expertise, proprietary filter media, and other fluid clarification and separations equipment for the removal of solid, liquid and gaseous contaminants from a wide variety of liquids and gases.

We serve customers through two business groups globally: Life Sciences and Industrial. The Life Sciences business group is focused on developing, manufacturing and selling products to customers in the Medical and BioPharmaceuticals markets. The Industrial business group is focused on developing, manufacturing and selling products to customers in the Aerospace & Transportation, Microelectronics and Energy, Water & Process Technologies markets. These business groups are supported by shared and corporate services groups that facilitate our corporate governance and business activities globally and a core portfolio of intellectual property that underlies the products sold by the business groups.

We are a New York corporation. Our principal executive offices are located at 25 Harbor Park Drive, Port Washington, New York 11050 and our telephone number is (516) 484-3600. Our website is www.pall.com. Information on, or accessible through, this website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the risk factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” provided at the beginning of this prospectus, the risks described under “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks or other factors, and you may lose all or part of your investment.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including to refinance or repay outstanding indebtedness if so specified in the applicable prospectus supplement. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the nine months ended April 30, 2010 and each of the five years in the period ended July 31, 2009 is set forth below. For the purpose of computing these ratios, “earnings” consists of income before provision for income taxes and cumulative effect of a change in accounting principles, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense (which includes amortization of debt issue costs), capitalized interest and a portion of rentals deemed to be interest.

			Year Ended
	Nine Months Ended		July 31,		July 31,		July 31,		July 31,		July 31,
	April 30, 2010		2009		2008		2007		2006		2005

Ratio of Earnings to Fixed Charges	13.8	x	6.6	x	6.3	x	5.0	x	5.2	x	5.1x

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible or non-convertible, in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The descriptions in this prospectus contain descriptions of certain terms of the debt securities and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Wherever particular articles, sections or defined terms of the indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related securities documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $1,000 or any integral multiple thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium, if any, or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material United States (“U.S.”) federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes withheld or deducted from payments in respect of the debt securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Events of Default

Under the terms of the indenture, each of the following constitutes an event of default for a series of debt securities unless it is either inapplicable to a particular series or it is specifically deleted or modified:

•	default for 30 days in the payment of any interest when due;

•	default in the payment of principal, or premium, if any, when due;

•	default for 30 days in the payment of any sinking fund installment, if any, when due;

•	default in the performance, or breach, of any covenant or agreement in the indenture for 90 days after written notice;

•	default in the payment of any principal of any of our indebtedness for money borrowed (other than any indebtedness owing to any of our subsidiaries) in a principal amount in excess of $50,000,000 (or the foreign currency equivalent at the time) at the stated final maturity thereof or the occurrence of any other default resulting in the acceleration prior to the stated maturity thereof, if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the applicable series then outstanding, provided that the resulting event of default under the indenture with respect to such series will be deemed cured or waived, without any further action by us or any other person, if such other default is cured by us or waived by the holders of such indebtedness;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default described in the applicable company order or supplemental indenture under which the series of debt securities is issued.

We are required to furnish the trustee annually with an officer’s certificate as to our compliance with all conditions and covenants under the indenture. The indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of, premium, if any, or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

Effect of an Event of Default

If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and all accrued but unpaid interest on all outstanding debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the event of default may, without further act, be deemed to have been waived and such declaration may, without further act, be deemed to have been rescinded and annulled subject to conditions specified in the indenture.

If an event of default in the case of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all debt securities outstanding under the indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at your (or any other person’s) request, order or direction, unless you have (or such other person has) offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

Legal Proceedings and Enforcement of Right to Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities must have made written request, and offered reasonable security or indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security on or after the due dates expressed in the debt security and to institute a suit for the enforcement of that payment.

Modification and Waiver

Modification

We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of the principal of, or any installment of interest on, any outstanding debt security;

•	reduce the principal amount of or the interest on or any premium payable upon the redemption of any outstanding debt security;

•	change the currency in which the principal amount of and premium, if any, or interest on any outstanding debt security is denominated or payable;

•	reduce the principal amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	impair your right to institute suit for the enforcement of any payment on any outstanding debt security after the stated maturity or redemption date;

•	materially adversely affect the economic terms of any right to convert or exchange any outstanding debt security;

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults and consequences of such defaults; or

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected.

Waiver

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive covenants of the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, generally waive any past default under the indenture and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series cannot be so waived.

Merger, Consolidation and Sale of Assets

We will not consolidate with or merge into any other entity or sell other than for cash or lease all or substantially all our assets to another entity, or purchase all or substantially all the assets of another entity, and no entity may consolidate with or merge into us, unless:

•	we will be the continuing entity in any merger or consolidation or the successor, transferee or lessee entity (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations relating to the debt securities;

•	immediately after such consolidation, merger, sale, lease or purchase, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default; and

•	other conditions described in the indenture are met.

This covenant would not apply to a purchase by a subsidiary of all or substantially all of the assets of another entity.

Defeasance and Covenant Defeasance

The indenture provides that we may discharge all of our obligations with respect to any series of the debt securities at any time, and that we may also be released from our obligations under certain covenants and from certain other obligations, including obligations imposed by a company order or supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, all outstanding debt securities of that series;

•	no event of default under the indenture has occurred and is continuing on the date of such deposit, other than an event of default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit; and

•	we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance and (ii) the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of principal and interest payments on the debt securities of that series and, in the case of a defeasance, this opinion is accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

Concerning the Trustee

The trustee under the indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

PLAN OF DISTRIBUTION

We may sell the offered debt securities:

•	to or through underwriters or dealers;

•	to or through agents;

•	directly to one or more purchasers;

•	through any combination of these methods; or

•	through any other means described in a prospectus supplement.

We may distribute the debt securities from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In some cases, we or dealers acting with or on behalf of us may also purchase the debt securities and reoffer them to the public.

Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any managing underwriter, other underwriters or agents, and describe their compensation and the terms of the transactions, in a prospectus supplement.

If we use underwriters in the sale, we will execute an underwriting agreement with the underwriters at the time we reach an agreement for the sale of the debt securities. The underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities offered if any of the debt securities are purchased. The underwriters may change from time to time any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers.

We may sell the offered debt securities through agents designated by us. Unless indicated in the applicable prospectus supplement, any agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

If we use dealers in the sale, we will sell the debt securities to the dealer, as principal. The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells the debt securities.

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on a national securities exchange or a foreign securities exchange. Each series of debt securities may be a new issue of securities with no established trading market. Underwriters and agents may, from time to time, purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in the secondary market if one develops. From time to time, underwriters and dealers may make a market in the debt securities.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase the debt securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement. We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the debt securities under delayed contracts will be entitled to receive.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member will not exceed 8% of the aggregate amount of the debt securities offered pursuant to this prospectus and any applicable prospectus supplement.

Any underwriter, agent or dealer utilized in the initial offering of debt securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In connection with underwritten offerings of the offered debt securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of the debt securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debt securities. If the underwriters create a short position in the debt securities in connection with the offering, i.e., if they sell more debt securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing debt securities in the open market. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the debt securities in the open market to reduce the underwriters’ short position or to stabilize the price of the debt securities, they may reclaim the amount of the selling concession from the underwriters who sold those debt securities as part of the offering. In general, purchases of a debt security for the purpose of stabilization or to reduce a short position could cause the price of the debt security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a debt security to the extent that it were to discourage resales of the debt security.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our New York counsel.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our annual report on Form 10-K, and the effectiveness of internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audit report covering the consolidated financial statements and the related financial statement schedule states that, effective August 1, 2008, the Company changed its method of accounting for fair value measurements due to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” effective August 1, 2007, the Company changed its method of accounting for uncertainty in income taxes due to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective July 31, 2007, the Company changed its method of accounting for pension and other postretirement benefits due to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” and effective August 1, 2006, the Company changed its method for quantifying errors based on Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed a registration statement with the SEC on Form S-3 under the Securities Act relating to the debt securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our Company and the debt securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

You may read and copy the registration statement, including the exhibits thereto, and any periodic reports and other information referred to above on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov and may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Our annual report on Form 10-K for the fiscal year ended July 31, 2009, filed with the SEC on September 29, 2009;

•	Our Definitive Proxy Statement filed on October 9, 2009 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended July 31, 2009);

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2009, filed with the SEC on December 10, 2009, January 31, 2010, filed with the SEC on March 12, 2010, and April 30, 2010, filed with the SEC on June 9, 2010; and

•	Our current reports on Form 8-K filed with the SEC on September 25, 2009, October 7, 2009, November 23, 2009, April 29, 2010 and May 13, 2010.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debt securities. These documents include our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished on Form 8-K pursuant to Item 2.02 or 7.01 of Form 8-K) that are identified in those forms as being incorporated into this prospectus and that are filed after the date of this prospectus and prior to the termination of the offering of the debt securities made by this prospectus.

You may obtain copies of any of these filings through the Company as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050
Attention: Investor Relations
Telephone: (516) 484-3600

$375,000,000

Pall Corporation

5.00% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
J.P. Morgan
HSBC Securities (USA)
Wells Fargo Securities
Daiwa Capital Markets America
Mitsubishi UFJ Securities (USA)
ANZ Securities
Banca IMI
BNP PARIBAS
COMMERZBANK
ING

June 15, 2010